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                                   EX-99.B.4.18
                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                               FORM OF ENDORSEMENT

The Contract and Certificate are endorsed as outlined below.


In PART 1. GENERAL DEFINITIONS

Add the following as the last sentence of the section entitled DOLLAR COST
AVERAGING:

           This program is not available to Participants in the Asset Rebalancing program.

Add the following definition:

           ASSET REBALANCING - A program that allows Participants to have their Individual Account values automatically reallocated to specified percentages on a scheduled basis. If elected, only account values invested in the Separate Account (excluding GET) are eligible to be rebalanced. Account values invested in the Guaranteed Accumulation Account and the Fixed Account are not eligible to be rebalanced. Transfers made under this program will not be subject to the annual transfer limits imposed by the Contract. To elect to participate in Asset Rebalancing, Participants should contact the Opportunity Plus Service Center. This program is not available to Participants in the Dollar Cost Averaging program.




Endorsed and made part of the Contract or Certificate on May 1, 2001, or on the Effective Date of the Contract or Certificate, if later.

                                        Thomas J. McInerney
                                        /s/ Thomas J. McInerney



                                        President
                                        Aetna Life Insurance and Annuity Company
















ENYS-AR-01